Exhibit 10.3

BACKSTOP COMMITMENT AGREEMENT

AMONG

PEABODY ENERGY CORPORATION

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of December 22, 2016

i

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

SCHEDULES

Schedule 1	Initial Backstop Commitment Schedule
Schedule 2	Backstop Commitment Schedule

EXHIBITS

Exhibit A	Form of Rights Offering Procedures
Exhibit B	Form of Joinder Agreement
Exhibit C	Voting/Consent Structure
Exhibit D	Plan Support Agreement
Exhibit E	Illustrative Allocation of Common Shares (Fully-Diluted)

iii

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of December 22, 2016, is made by and among Peabody Energy Corporation, a Delaware corporation (the “Company”), on behalf of itself and each of its direct and indirect debtor subsidiaries (each a “Debtor” and, collectively, the “Debtors” and, together with their non-Debtor affiliates, the “Company Group”) on the one hand, and each Commitment Party (as defined below), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Plan.

RECITALS

WHEREAS, the Company and the Commitment Parties have entered into a Plan Support Agreement, dated as of December 22, 2016, a copy of which is attached hereto as Exhibit D (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit 1 to the Plan Support Agreement (the “Restructuring Term Sheet” and collectively, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Plan Support Agreement”)), which (a) provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization to be filed in jointly administered cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”), implementing the terms and conditions of the Restructuring and (b) requires that the Plan be consistent with the Plan Support Agreement.

WHEREAS, pursuant to the Plan and this Agreement, the Company will conduct (a) a private placement pursuant to the Private Placement Agreement and (b) a rights offering for the Rights Offering Shares at an aggregate purchase price equal to the Rights Offering Amount and a per-share purchase price equal to the Per Share Purchase Price on the Effective Date.

WHEREAS, subject to the terms and conditions contained in this Agreement and as set forth in the Restructuring Term Sheet, each Initial Commitment Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Shares, if any pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each other Debtor) and each of the Commitment Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified below:

“Additional Commitment Party” means each party that is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) or an Institutional Accredited Investor (which is an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that is a holder of an Eligible Backstop Claim that agrees to participate in the Backstop Commitment by joining this Agreement and the Plan Support Agreement pursuant to Article II of this Agreement. Initial Commitment Parties may be Additional Commitment Parties with respect only to additional Eligible Backstop Claims purchased in excess of the Eligible Backstop Claims held by such Initial Commitment Parties as of the execution of this Agreement.

“Additional Commitment Party Claim Amount” means the Allowed Claim amount beneficially owned by each Additional Commitment Party as of 5:00 p.m. New York City time on the Backstop Enrollment Outside Date (except for any Phase Two Party Claim Amounts beneficially owned by any Phase Two Commitment Party), as reported by each Additional Commitment Party (including documentation evidencing such beneficial ownership) to the Claims and Balloting Agent promptly after becoming an Additional Commitment Party.

“Additional Private Placement Party” has the meaning set forth in the Private Placement Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code. “Affiliated” has a correlative meaning.

“Affiliated Fund” means any investment fund the primary investment advisor to which is a Commitment Party or an Affiliate thereof.

“Agreement” has the meaning set forth in the Preamble.

“Allowed Claim” has the meaning set forth in the Plan.

“Allowed Class 5B Claims” has the meaning set forth in the Plan.

“Allowed Second Lien Notes Claims” has the meaning set forth in the Plan.

“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of any Debtor or non-Debtor member of the Company Group, other than the Restructuring.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.6.

“Available Shares” means the Unsubscribed Shares that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

“Backstop Commitment” has the meaning set forth in Section 2.2.

“Backstop Commitment Percentage” means for any Commitment Party, (1) with respect to Allowed Claims in Class 2, a percentage determined by multiplying:

(a) the Pro Rata Split applicable to the relevant Allowed Claims in Class 2 held by such Commitment Party; by

(b) (i) if the Surplus Backstop Participation Adjustment shall apply -

(A) in the case of an Initial Commitment Party that has elected to apply the Surplus Backstop Participation Adjustment with respect to the Initial Commitment Party’s Allowed Claims in Class 2 (as set forth in the Initial Backstop Commitment Schedule), (I) the amount of the Allowed Claims in Class 2 of such Initial Commitment Party (as set forth in the Initial Backstop Commitment Schedule) divided by (II) the amount of two-thirds (2/3) of all Allowed Claims within Class 2; and

(B) in the case of a Phase Two Commitment Party, the sum of (I) (a) 50% of such Phase Two Commitment Party’s Phase Two Party Claim Amount in Class 2 divided by (b) the amount of two-thirds of all Allowed Claims within Class 2, and (II) (a) one (1) minus the sum of all fractions (if any) determined in accordance with clause (b)(i)(A) and/or clause (b)(i)(B)(I), multiplied by (b) (1) 50% of such Phase Two Commitment Party’s Phase Two Party Claim Amount in Class 2, divided by (2) the amount of all Participating Commitment Claims within Class 2, other than the Allowed Claims, and/or portions thereof, to which clause (b)(i)(A) or clause (b)(i)(B)(I) is applicable; and

(ii) in the case of (x) any other Commitment Party, if the Surplus Backstop Participation Adjustment applies, or (y) any Commitment Party, if the Surplus Backstop Participation Adjustment does not apply—

(A) one (1) minus the sum of all fractions (if any) determined in accordance with clause (b)(i)(A) and/or clause (b)(i)(B)(I), multiplied by (B) the amount of the Allowed Claims of such Commitment Party in Class 2, and divided by (C) the amount of the Participating Commitment Claims within Class 2, other than the Allowed Claims, and/or portions thereof (if any), to which clause (b)(i)(A) or clause (b)(i)(B)(I) is applicable; and

(2) with respect to Allowed Claims in Class 5B, a percentage determined by multiplying:

(a) the Pro Rata Split applicable to the relevant Allowed Claims in Class 5B held by such Commitment Party; by

(b) (i) if the Surplus Backstop Participation Adjustment shall apply -

(A) in the case of an Initial Commitment Party that has elected to apply the Surplus Backstop Participation Adjustment with respect to the Initial Commitment Party’s Allowed Claims in Class 5B (as set forth in the Initial Backstop Commitment Schedule), (I) the amount of the Allowed Claims in Class 5B of such Initial Commitment Party (as set forth in the Initial Backstop Commitment Schedule) divided by (II) the amount of two-thirds (2/3) of all Allowed Claims within Class 5B; and

(B) in the case of a Phase Two Commitment Party, the sum of (I) (a) 50% of such Phase Two Commitment Party’s Phase Two Party Claim Amount in Class 5B divided by (b) the amount of two-thirds of all Allowed Claims within Class 5B, and (II) (a) one (1) minus the sum of all fractions (if any) determined in accordance with clause (b)(i)(A) and/or clause (b)(i)(B)(I), multiplied by (b) (1) 50% of such Phase Two Commitment Party’s Phase Two Party Claim Amount in Class 5B, divided by (2) the amount of all Participating Commitment Claims within Class 5B, other than the Allowed Claims, and/or portions thereof, to which clause (b)(i)(A) or clause (b)(i)(B)(I) is applicable; and

(ii) in the case of (x) any other Commitment Party, if the Surplus Backstop Participation Adjustment applies, or (y) any Commitment Party, if the Surplus Backstop Participation Adjustment does not apply—

(A) one (1) minus the sum of all fractions (if any) determined in accordance with clause (b)(i)(A) and/or clause (b)(i)(B)(I), multiplied by (B) the amount of the Allowed Claims of such Commitment Party in Class 5B, and divided by (C) the amount of the Participating Commitment Claims within Class 5B, other than the Allowed Claims, and/or portions thereof (if any), to which clause (b)(i)(A) or clause (b)(i)(B)(I) is applicable.

The Backstop Commitment Percentages as of the date hereof are set forth on the Backstop Commitment Schedule attached hereto as the date hereof, which shall be updated from time to time to reflect the addition of Phase Two Commitment Parties and Additional Commitment Parties that become party hereto, which such updates shall be provided to the Noteholder Co-Proponents on a weekly basis or more frequently as requested by any of them or their respective counsels.

“Backstop Commitment Period” means the number of days from the date on which documentation necessary to be obligated under this Agreement has been executed and the Effective Date.

“Backstop Commitment Premium” has the meaning set forth in Section 3.1(a).

“Backstop Commitment Schedule” means Schedule 2 to this Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Backstop Enrollment Outside Date” has the meaning set forth in Section 2.3(a).

“Backstop Penny Warrants” has the meaning set forth in Section 3.4.

“Backstop Premiums” has the meaning set forth in Section 3.1(b).

“Backstop Ticking Premium” has the meaning set forth in Section 3.1(b).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“Bonding Solution” has the meaning set forth in Section 6.13.

“Breakup Payments” has the meaning set forth in Section 9.5(b).

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bylaws” means the bylaws of the Reorganized Company, which shall become effective as of Effective Date, and which shall be consistent in all material respects with the terms set forth in the Plan.

“Certificate of Incorporation” means the certificate of incorporation of the Reorganized Company as in effect on the Effective Date, which shall be consistent in all material respects with the terms set forth in the Plan.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning ascribed to it in the Bankruptcy Code.

“Claims and Balloting Agent” has the meaning set forth in the Plan.

“Class 2” has the meaning set forth in the Plan.

“Class 5B” has the meaning set forth in the Plan.

“Class 5B Claims” has the meaning set forth in the Plan.

“Closing” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” means an Initial Commitment Party or an Additional Commitment Party.

“Commitment Party Default” means the failure by any Commitment Party to (a) deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with this Agreement and the Plan; provided, that no Commitment Party Default shall constitute a Termination Event, a “Termination Event” as that term is defined in the Plan Support Agreement or any other right to terminate the Plan Support Agreement by any party thereto.

“Commitment Premium Shares” means any Common Shares issued on account of the Backstop Commitment Premium in accordance with Section 3.1(a) and the Private Placement Commitment Premium in accordance with the Private Placement Agreement.

“Common Shares” means the shares of common stock, par value $0.001 per share, in the Reorganized Company.

“Company” has the meaning set forth in the Preamble.

“Company Group” has the meaning set forth in the Preamble.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Debtors or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent liability or obligation or (ii) in respect of which any of the Debtors or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Confirmation Hearing” has the meaning set forth in the Plan.

“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consideration” has the meaning set forth in Section 2.7(b).

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Debtors” has the meaning set forth in the Preamble.

“Defaulting Commitment Party” means in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

“Definitive Documentation” means the definitive documents and agreements governing the Restructuring. “Definitive Documents” has a correlative meaning.

“Disclosure Statement” has the meaning set forth in the Plan.

“Disclosure Statement Motion” means the Debtors’ motion for an order, among other things, (a) approving the Disclosure Statement; (b) establishing a voting record date for the Plan; (c) approving solicitation packages and procedures for the distribution thereof; (d) approving the forms of ballots; (e) establishing procedures for voting on the Plan; and (f) establishing notice and objection procedures for the confirmation of the Plan.

“Disclosure Statement Order” means an Order approving the Disclosure Statement with respect to the Plan and the solicitation with respect to the Plan.

“Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and (c) on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Eligible Backstop Claims” means Allowed Second Lien Notes Claims and Allowed Class 5B Claims.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Debtors, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Debtors or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan, including the imposition of any Lien in favor of the PBGC or any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by any of the Debtors or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Company Plan or to appoint a trustee to administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by any of the Debtors or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by any of the Debtors or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Debtors or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Company Plan; (j) the adoption of an amendment to a Company Plan requiring the provision of security to such Company Plan pursuant to Section 307 of ERISA; (k) the assertion of a material claim (other than routine claims for benefits) against any Company Plan or the assets thereof, or against any of the Debtors or any of the ERISA Affiliates in connection with any Company Plan; or (l) receipt from the IRS of notice of the failure of any Company Plan (or any other employee benefit plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Company Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Facility” means a senior secured credit facility that may be entered into by one or more of the Reorganized Debtors on the Effective Date, the terms of which are no less favorable, when taken as a whole, to the Debtors than the terms of the Replacement Secured First Lien Term Loan as set forth on Exhibit 1 to the Restructuring Term Sheet, as determined by the

Debtors in their reasonable business judgment, and of sufficient size and on appropriate terms, including the ability to enter into up to $250 million of ABL Facilities (as defined in Exhibit 2 to the Restructuring Term Sheet), to avoid the need to issue all or part of the Replacement Secured First Lien Term Loan and/or the New Second Lien Notes.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“Filing Deadline” has the meaning set forth in Section 6.6(a)(i).

“Filing Party” has the meaning set forth in Section 6.11(b).

“Final DIP Order” has the meaning set forth in Section 3.3(c).

“Final Order” means an order or judgment of the Bankruptcy Court, or any other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move, under Bankruptcy Rule 9023 or Rule 59 of the Federal Rules of Civil Procedure, for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

“First Lien Claims” has the meaning set forth in the Plan.

“First Lien Credit Agreement” has the meaning set forth in the Plan.

“First Lien Full Cash Recovery” has the meaning set forth in the Plan.

“Fully Diluted Common Shares” means the total number of Common Shares outstanding as of the Effective Date after giving effect to (a) the reservation and deemed issuance of Common Shares issuable upon (i) conversion of the Preferred Equity and (ii) exercise of the Penny Warrants, and (b) the issuance of (i) any Incremental Second Lien Shares, (ii) any Premium Shares and (iii) any Rights Offering Disputed Claims Reserve Shares, but prior to dilution from the LTIP and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision in the Transaction Agreements.

“Funding Notice” has the meaning set forth in Section 2.4(a).

“Funding Notice Date” has the meaning set forth in Section 2.4(a).

“GAAP” means United States generally accepted accounting principles.

“General Unsecured Claims” has the meaning set forth in the Plan.

“Governmental Entity” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law other than naturally occurring material on or inside of any mineral property.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Incremental Additional First Lien Debt” has the meaning set forth in the Plan.

“Incremental New Second Lien Notes” has the meaning set forth in the Plan.

“Incremental Second Lien Notes Claims” has the meaning set forth in the Plan.

“Incremental Second Lien Shares” has the meaning set forth in the Plan.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Initial Backstop Commitment Schedule” means the initial commitment schedule attached hereto as Schedule 1 hereto reflecting the initial percentage allocation of the obligations of the Initial Commitment Parties to purchase Unsubscribed Shares (prior to the addition of Additional Commitment Parties as contemplated hereby) and which may be amended only upon consent of each of the Initial Commitment Parties.

“Initial Commitment Parties” means the Noteholder Co-Proponents.

“Initial Private Placement Parties” has the meaning set forth in the Private Placement Agreement.

“Initial Private Placement Schedule” has the meaning set forth in the Private Placement Agreement.

“Initial Resale Registration Statement” has the meaning set forth in Section 6.6(a)(i).

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“Investment Company Act” has the meaning set forth in Section 4.26.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning set forth in Section 2.3(a).

“Joint Filing Party” has the meaning set forth in Section 6.11(c).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer or the chief financial officer of the Company. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lead Arrangers” has the meaning set forth in the Restructuring Term Sheet.

“Legal Proceedings” has the meaning set forth in Section 4.10.

“Legend” has the meaning set forth in Section 6.10.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Losses” has the meaning set forth in Section 8.1.

“LTIP” has the meaning set forth in the Plan.

“Material Adverse Effect” means any event, which individually, or together with all other events, has or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities (including reclamation obligations, whether or not contingent), finances, properties, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Restructuring Term Sheet, including the Private Placement and the Rights Offering, in each case, except to the extent such event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of the transactions contemplated by the Plan (including any act or omission of the Debtors expressly required or prohibited, as applicable, by the Plan or consented to or required by the Requisite Members of the Noteholder Steering Committee in writing); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the

Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of any of the Debtors not in contravention of the terms and conditions of the Restructuring Term Sheet or the Plan (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Chapter 11 Cases (including events resulting from any filing made in such Chapter 11 Cases); or (vii) declarations of national emergencies in the United States or natural disasters in the United States; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such event is materially and disproportionately adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any of the Debtors is a party.

“MEPP Claim” means any Claim arising, or related to the period, prior to the Effective Date in connection with the United Mine Workers of America 1974 Pension Plan, including (a) proof of claim number 4722 and (b) any other Claim related to any withdrawal liability under U.S.C. § 1392(c).

“Money Laundering Laws” has the meaning set forth in Section 4.23.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Debtors or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions.

“New Second Lien Notes” has the meaning set forth in the Plan.

“Noteholder Co-Proponents” means (a) Contrarian Capital Management L.L.C., Panning Capital Management, LP, PointState Capital LP, and the South Dakota Investment Council, or entities managed by such parties, acting as holders of Eligible Backstop Claims or investment advisors or managers of such holders, as applicable, and in each case, certain of their respective Affiliates, including those designated on the Initial Private Placement Schedule, and (b) entities managed by Elliott Management Corporation, Discovery Capital Management, LLC, and Aurelius Capital Management, LP, acting as holders of Eligible Backstop Claims or investment advisors or managers of such holders, as applicable, and in each case, certain of their respective Affiliates, including those designated on the Initial Backstop Commitment Schedule.

“Noteholder Steering Committee” means a steering committee consisting of the Noteholder Co-Proponents.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Participating Commitment Claims” shall mean Allowed Claims within the applicable Class held by all Commitment Parties.

“Party” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Penny Warrants” means the Rights Offering Penny Warrants and the Backstop Penny Warrants, and shall have the following terms: (a) Date of Issuance: the Effective Date; (b) Exercise Price: $0.01 per share of Common Shares; (c) Term: 90 days; and (d) Exercise Trigger: exercisable from and after the Effective Date.

“Per Share Purchase Price” means $13.75. An illustrative allocation of Common Shares (Fully Diluted) is attached here to as Exhibit E.

“Permitted Liens” means (a) Liens for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business or incident to the operation of the Debtors’ businesses as described in the Company SEC Documents; (c) if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (d) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (e) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose; (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (g) (i) Liens to secure the performance of bids, trade contracts and leases, reclamation bonds, insurance bonds, statutory obligations, surety and appeal bonds, performance bonds, bank guarantees and letters of credit and other obligations of a like nature incurred in the ordinary course of business, (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of federal coal leases or (iii) Liens created under or by any turnover trust; (h) Liens securing attachments or judgments for the payment of money or securing appeal or surety bonds related to such attachments or judgments; (i) easements, covenants, conditions, encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; (j) Liens granted pursuant to existing indebtedness arrangements of the Debtors described in the Plan or Disclosure Statement; (k) Liens with respect to bailments, operating leases or consignment or retention of title arrangements entered into in the ordinary course of business; (l) (i) production payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (ii) cross charges, Liens or security arrangements entered into in respect of a joint venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry; (m) eases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose; (n) (i) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry or (ii) contractual rights of setoff to the extent constituting Liens; (o) Liens on capital stock and other equity interests in “Unrestricted Subsidiaries” as defined in the First Lien Credit Agreement securing obligations of Unrestricted Subsidiaries not otherwise prohibited under the First Lien Credit Agreement; (p) Liens on receivables and rights related to such receivables created pursuant to any “Permitted Securitization Programs” as defined in the First Lien Credit Agreement or under any other agreement under which such receivables or rights are transferred; (q) Liens granted under any Contracts to the extent the same are ordinary and customary in the businesses or industries in which the Debtors operate and do not or would not materially impair the ownership, use or occupancy of any material Real Property or the operation of the Debtors’ businesses or, if such claim does materially impair such ownership, use, occupancy or operation, are being contested in good faith by appropriate proceedings; (r) mortgages on a lessor’s interest in a lease or sublease; provided that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); and (s) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Phase Two Commitment Party” has the meaning set forth in Section 2.3(a).

“Phase Two Party Claim Amount” means the Allowed Claim amount beneficially owned by each Phase Two Commitment Party by the Phase Two Party Outside Date, as reported by each Phase Two Commitment Party (including documentation evidencing such beneficial ownership) to the Claims and Balloting Agent promptly after becoming a Phase Two Commitment Party no later than the Backstop Enrollment Outside Date; provided, that such Phase Two Party Claim Amount shall include any Claims that are subject to an agreement to purchase or acquire such Claim that is pending as of the date of such Phase Two Commitment Party’s entry into this Agreement or a Joinder Agreement and settled or delivered to such Phase Two Commitment Party within three (3) Business Days of the Phase Two Party Outside Date.

“Phase Two Party Outside Date” means the date that is the third (3rd) Business Day following December 22, 2016 and by which the relevant party has executed this Agreement or a Joinder Agreement.

“Phase Two Private Placement Party” has the meaning set forth in the Private Placement Agreement.

“Plan” means the Joint Chapter 11 Plan of Reorganization of Peabody Energy Corporation and Its Debtor Affiliates, filed on December 22, 2016 (as may be amended, supplemented, or modified from time to time solely as provided for, and in accordance with, the terms and conditions of this Agreement and the Plan Support Agreement), including all exhibits, supplements, appendices, and schedules thereto.

“Plan Documents” has the meaning set forth in the Plan Support Agreement.

“Plan Equity Value” means $3.105 billion.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Plan Support Agreement) to be filed by the Debtors no later than ten (10) days before the Confirmation Hearing, and additional documents or amendments to previously filed documents, filed before the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Exit Facility documents; (b) the Reorganized Company Organizational Documents; (c) the Registration Rights Agreement; (d) the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan); (e) the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan) and (f) the certificate of designation relating to the Preferred Equity. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date consistent with and subject to the Plan Support Agreement and this Agreement.

“Plan Support Agreement” has the meaning set forth in the Recitals.

“Plan Support Agreement Termination Condition” means the Debtors’ termination right under the Plan Support Agreement if holders of two-thirds (2/3) in amount of each of the Second Lien Notes Claims and the Unsecured Senior Notes Claims have not joined the Plan Support Agreement prior to the date on which the PPA and BCA Approval Order is entered by the Bankruptcy Court.

“PPA and BCA Approval Motion” means the motion to be filed by the Debtors seeking approval of the PPA and BCA Approval Order.

“PPA and BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement, the Private Placement Agreement and the PPA and BCA Approval Order.

“PPA and BCA Approval Order” means the Order entered by the Bankruptcy Court (a) authorizing the Company (on behalf of itself and the other Debtors) to execute and deliver the Private Placement Agreement, this Agreement, including the authorization of all contemplated premiums, fees and expense reimbursements and the indemnification provisions contained in both the Private Placement Agreement and this Agreement, and providing that the all contemplated premiums, fees and expense reimbursements and the indemnification provisions shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in the relevant agreement without further order of the Bankruptcy Court and (b) approving the Rights Offering Procedures.

“Pre-Closing Period” has the meaning set forth in Section 6.4(a).

“Preferred Equity” has the meaning set forth in the Plan.

“Premium Shares” means, collectively, the Commitment Premium Shares and the Ticking Premium Shares.

“Private Placement” has the meaning set forth in the Private Placement Agreement.

“Private Placement Agreement” means that certain Private Placement Agreement among Peabody Energy Corporation and the private placement parties party thereto, dated as of December 22, 2016.

“Private Placement Commitments” has the meaning set forth in the Private Placement Agreement.

“Private Placement Commitment Premium” has the meaning set forth in the Private Placement Agreement.

“Private Placement Party” has the meaning set forth in the Private Placement Agreement.

“Pro Rata Split” means the following percentages, based on Allowed Claims as of the Record Date: (x) in respect of Allowed Claims in Class 2, the quotient of (A) $708,000,000 divided by (B) the Allowed Claims in Class 5B plus $708,000,000; and (y) in respect of Allowed Claims in Class 5B, the quotient of (A) the Allowed Claims in Class 5B divided by (B) the Allowed Claims in Class 5B plus $708,000,000.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Record Date” means the date on which the Disclosure Statement Order is entered by the Bankruptcy Court.

“Registration Deadline” has the meaning set forth in Section 6.6(a)(i).

“Registration Rights Agreement” has the meaning set forth in Section 6.6(a).

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.7(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating.

“Released” has a correlative meaning.

“Reorganized Company” means Peabody Energy Corporation from and after the Effective Date.

“Reorganized Company Organizational Documents” means, collectively, the Bylaws and the Certificate of Incorporation.

“Reorganized Debtors” means the Debtors from and after the Effective Date.

“Replacement Secured First Lien Term Loan” has the meaning set forth in the Plan.

“Replacing Commitment Party” has the meaning set forth in Section 2.5(a).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, limited partners, general partners, management companies, investment managers, shareholders, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Consenting Noteholders” means the applicable individual(s) or group(s) of holders of Allowed Second Lien Notes Claims and Allowed Claims in Class 5B identified in the Voting/Consent Structure attached hereto as Exhibit C.

“Requisite First Lien Lender Co-Proponents” has the meaning set forth in the Plan.

“Requisite Members of the Noteholder Steering Committee” means 75% of the Noteholder Steering Committee, based on combined Class 2 and Class 5 holdings as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule, as applicable; provided, that if one of the seven members of the Noteholder Steering Committee transfers or assigns any of its Claims (in either Class 2 or Class 5) to a third party, such member’s Noteholder Steering Committee voting power attributable to the face amount of such transferred or assigned claims shall be reallocated on a pro rata basis based on holdings as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule, as

applicable, to the other Noteholder Steering Committee members who belong to the same ad hoc noteholder group as the transferring or assigning member(s) of the Noteholder Steering Committee. For the avoidance of doubt, any member of the Noteholder Steering Committee may transfer or assign, directly or indirectly, all or any portion of its Claims or commitments to purchase Private Placement Commitments or Backstop Commitments to (i) its affiliated investment funds or (ii) any special purpose vehicle that is wholly owned by such member or its affiliated investment funds, created for the purpose of holding such Claims, Private Placement Commitment or Backstop Commitment or holding debt or equity of the Debtors, and no such transfer or assignment shall alter the voting rights set forth herein.

“Restructuring” has the meaning set forth in the Plan Support Agreement.

“Restructuring Term Sheet” has the meaning set forth in the Recitals.

“Rights Offering” means the rights offering of Rights Offering Shares that is backstopped by the Commitment Parties for the Rights Offering Amount in connection with the Restructuring consistent with the terms reflected in the Plan Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“Rights Offering Amount” means an amount equal to $750,000,000.

“Rights Offering Disputed Claims Reserve Shares” has the meaning set forth in the Plan.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms, together with the applicable aggregate Per Share Purchase Price, must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures.

“Rights Offering Penny Warrants” means the Penny Warrants exercisable for two and one half percent (2.5%) of the Fully Diluted Common Shares as of the Effective Date.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering that are approved by the Bankruptcy Court pursuant to the PPA and BCA Approval Order, which procedures shall be in form and substance substantially as set forth on Exhibit A hereto, as they may be modified from time to time by the Company in a manner that is not materially adverse to the Commitment Parties.

“Rights Offering Shares” means the units constituting Common Shares and Rights Offering Penny Warrants (including all Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures in the Rights Offering.

“Rights Offering Subscription Agent” means an agent appointed by the Debtors, and reasonably acceptable to the Requisite Members of the Noteholder Steering Committee, to administer the Rights Offering.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Notes Claims” has the meaning set forth in the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Rights” means the subscription rights to purchase Rights Offering Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Surplus Backstop Participation Adjustment” has the meaning set forth in Section 2.3(c).

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group. For the avoidance of doubt, such term shall exclude any tax, penalties or interest thereon that result or have resulted from the non-payment of royalties.

“Tax Forms” has the meaning set forth in Section 10.16.

“Termination Date” has the meaning set forth in Section 9.2.

“Termination Event” means an event giving rise to a right of termination pursuant to Article IX.

“Ticking Premium Shares” means any Common Shares issued on account of the Backstop Ticking Premium in accordance with Section 3.1(b) of this Agreement and on account of Private Placement Ticking Premium in accordance with Section 3.1(b) of the Private Placement Agreement.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest). “Transfer” used as a noun has a correlative meaning.

“Ultimate Purchaser” has the meaning set forth in Section 2.7(b).

“Unlegended Shares” has the meaning set forth in Section 6.8.

“Unsecured Senior Notes Claims” has the meaning set forth in the Plan.

“Unsubscribed Shares” means the Rights Offering Shares that have not been duly purchased in the Rights Offering by holders of Allowed Second Lien Notes Claims and Allowed Class 5B Claims in accordance with the Rights Offering Procedures and the Plan.

“Voting/Consent Structure” means the process set forth on Exhibit C hereof.

“willful or intentional breach” has the meaning set forth in Section 9.5(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 of ERISA.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the PPA and BCA Approval Order, the Company shall conduct the Rights Offering to holders of Allowed Claims in Class 2 and Class 5B as of the Record Date pursuant to and in accordance with the Rights Offering Procedures and the PPA and BCA Approval Order. If reasonably requested by the Requisite Members of the Noteholder Steering Committee, from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, within 48 hours of receipt of such request by the Company, the Commitment Parties of the aggregate number of Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request. The Rights Offering will be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, and all Rights Offering Shares (other than the Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement) will be issued in reliance upon such exemption, and the Disclosure Statement shall include a statement to such effect. After consultation with counsel and the Noteholder Steering Committee, the Debtors may decrease the number of Subscription Rights distributed to and/or exercisable by (if previously distributed to) holders of Allowed Second Lien Notes Claims and Allowed Class 5B Claims as required by the Bankruptcy Court or the SEC, in each case, to allow the Rights Offering to be exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code; provided, however, that (a) in no event shall such decrease in the number of Subscription Rights result in a decrease of the aggregate Per Share Purchase Price for all Rights Offering Shares offered in the Rights Offering below $650 million, and (b) in no event shall the Per Share Purchase Price to be paid in the Rights Offering be subject to increase or decrease in connection with such decrease in the number of Subscription Rights. In the event of such decrease or reduction, any amounts excluded shall instead be purchased directly by the Commitment Parties pursuant to this Agreement and the Rights Offering Shares otherwise distributable pursuant to such excluded Subscription Rights shall be deemed to be Unsubscribed Shares. The offer and sale of the Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement, as well as the issuance of Common Shares in connection with the Backstop Premiums, will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, and the Disclosure Statement shall include a statement to such effect.

Section 2.2 The Backstop Commitment. On and subject to the terms and conditions hereof, including entry of the PPA and BCA Approval Order, each Commitment Party agrees, severally and not jointly, to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided that any Defaulting Commitment Party shall be liable to each non-Defaulting Commitment Party, the Company and the Reorganized Debtors as a result of any breach of its obligations hereunder. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Commitment Party agrees, severally and not jointly, to purchase, and the Reorganized Company shall sell to such Commitment Party, on the Closing Date for the applicable aggregate Per Share Purchase Price, the number of Unsubscribed Shares equal to (x) such Commitment Party’s Backstop Commitment Percentage multiplied by (y) the aggregate number of Unsubscribed Shares (such obligation to purchase, the “Backstop Commitment”), rounded among the Commitment Parties solely to avoid fractional shares as the Requisite Consenting Noteholders may determine (provided that in no event shall such rounding reduce the aggregate commitment of any Commitment Party).

Section 2.3 Additional Commitment Parties.

(a) Additional Commitment Parties. Holders of Allowed Second Lien Notes Claims and Allowed Class 5B Claims may, in their sole discretion, elect to participate in the rights and obligations set forth by this Agreement as an Additional Commitment Party (to the extent they meet the qualifications set forth in the definition of such term) until the date that is twenty (20) Business Days following the Debtors’ filing of the PPA and BCA Approval Motion (the “Backstop Enrollment Outside Date”). All holders of Eligible Backstop Claims electing to become Additional Commitment Parties must execute a joinder to this Agreement pursuant to an agreement in substantially the form attached as Exhibit B hereto or otherwise in form and substance reasonably acceptable to the Company (a “Joinder Agreement”) and a joinder to the Plan Support Agreement. Any Additional Commitment Parties that become a Commitment Party pursuant to this Section 2.3(a) by 5:00 p.m. New York City time on the third (3rd) Business Day following the execution of this Agreement (excluding any Defaulting Commitment Party) is deemed to be a “Phase Two Commitment Party”. Each Phase Two Commitment Party shall report its Phase Two Party Claim Amount, and each Additional Commitment Party shall report its Additional Commitment Party Claim Amount, to the Claims and Balloting Agent promptly after becoming a Phase Two Commitment Party or Additional Commitment Party, as the case may be, but in no event later than the Backstop Enrollment Outside Date.

(b) Participation Percentage. Holders of the Allowed Second Lien Notes Claims and holders of Allowed Class 5B Claims (in their capacities as such) shall participate in the transactions contemplated by this Agreement according to the Pro Rata Split and the Rights Offering Procedures.

(c) Surplus Adjustment. If holders of more than two-thirds of either the Allowed Second Lien Notes Claims and/or the Allowed Unsecured Senior Notes Claims become party to this Agreement before the Backstop Enrollment Outside Date pursuant to Section 2.3(a), each Initial Commitment Party shall have the right, but not the obligation, to elect for their respective Backstop Commitments to equal its pro rata portion of the full amount of Backstop Commitments that would be allocated to such Initial Commitment Party (a) according to its pro rata portion of the Pro Rata Split and (b) based on, and calculated using, the Claim amounts set forth in the Initial Backstop Commitment Schedule, as if holders of exactly two-thirds (2/3) of the Allowed Second Lien Notes Claims or the Allowed Unsecured Senior Notes Claims, as applicable, are party to this Agreement (a “Surplus Backstop Participation Adjustment”), and the Backstop Commitments available to Additional Commitment Parties in the respective Class shall be reduced accordingly. For the avoidance of doubt, each Phase Two Commitment Party will be subject to the dilution protections as set forth in the Backstop Commitment Percentage. Each Initial Commitment Party must elect to apply the Surplus Backstop Participation Adjustment no later than ten (10) Business Days following the Backstop Enrollment Outside Date.

Section 2.4    Escrow Account Funding.

(a)    Funding Notice. No later than the seventh (7th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the number of Rights Offering Shares each Commitment Party is obligated to purchase, and the aggregate Per Share Purchase Price therefor; (ii) if applicable, the number of Rights Offering Shares such Commitment Party is subscribed for in the Rights Offering and for which such Commitment Party has not yet paid to the Rights Offering Subscription Agent the aggregate Per Share Purchase Price therefor, together with such aggregate Per Share Purchase Price; and (iii) subject to the last sentence of Section 2.4(b), the escrow account designated in escrow agreements satisfactory to the Requisite Members of the Noteholder Steering Committee and the Company, each acting reasonably, to which such Commitment Party shall deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares and, if applicable, the aggregate Per Share Purchase Price for the Rights Offering Shares such Commitment Party has subscribed for in the Rights Offering (the “Escrow Account”). The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b)    Escrow Account Funding. On the fifth (5th) Business Day before the Closing Date (the “Escrow Account Funding Date”), each Commitment Party shall deliver and pay an amount equal to the sum of (i) the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares, as applicable, plus (ii) the aggregate Per Share Purchase Price for the Common Shares issuable pursuant to this Agreement, by wire transfer of immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Backstop Commitment and its obligation to fully exercise its Subscription Rights. Notwithstanding the foregoing, all payments contemplated to be made by any Commitment Party to the Escrow Account pursuant to this Section 2.4 may instead be made, at the option of such Commitment Party, to a segregated bank account of the Rights Offering Subscription Agent designated by the Rights Offering Subscription Agent in the Funding Notice and shall be delivered and paid to such account on the Escrow Account Funding Date. For the avoidance of doubt, any Commitment Party that fails to fulfil its obligation to fully deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Shares or fully exercise such Commitment Party’s Subscription Rights and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise on the Funding Date, as applicable, shall be deemed a Defaulting Commitment Party.

Section 2.5 Commitment Party Default.

(a) Upon the occurrence of a Commitment Party Default, the Company shall give prompt written notice thereof to each of the Initial Commitment Parties and the Initial Commitment Parties (other than any Defaulting Commitment Party) shall have the obligation, within three (3) Business Days after receipt of such notice to purchase all of the Available Shares on the terms and subject to the conditions set forth in this Agreement based upon the relative applicable Backstop Commitment Percentages of such Initial Commitment Parties (other than any Defaulting Commitment Party) (such party, the “Replacing Commitment Party”). For the avoidance of doubt, nothing in this Section 2.5(a) shall relieve any Commitment Party of its obligation to fulfill its Backstop Commitment and all conditions in this Section 2.5(a) shall be several and not joint.

(b) Any Available Shares purchased by a Replacing Commitment Party (and any commitment and applicable aggregate Per Share Purchase Price associated therewith) shall be included, among other things, in the determination of (x) the Unsubscribed Shares of such Replacing Commitment Party for all purposes hereunder, and (y) the Backstop Commitment Percentage of such Replacing Commitment Party for purposes of Section 2.5(d), Section 2.4(b), Section 3.1, Section 3.2, and Section 9.5(b).

(c) If a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to any of the Backstop Commitment Premium, the Backstop Ticking Premium or the Breakup Payments hereunder, and to the extent any such amounts are received by a Defaulting Commitment Party it shall repay to the Company all such amounts by wire transfer in immediately available U.S. dollars or in another appropriate manner within one (1) Business Day of receiving written notice from the Company or any Commitment Party demanding such repayment, and such amounts shall be thereafter allocated to any Replacing Commitment Parties or as otherwise provided herein.

(d) Except as set forth in Section 2.5(a), nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.

(e) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Article IX but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9 or Section 10.10, in connection with any such Defaulting Commitment Party’s Commitment Party Default.

Section 2.6 Closing.

(a) Subject to Article VII and Article IX, unless otherwise mutually agreed in writing between the Company and the Requisite Members of the Noteholder Steering Commitee, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Jones Day, 250 Vesey Street, New York, New York 10281, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b) At the Closing, the funds held in the Escrow Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the last sentence of Section 2.4(b)) shall, as applicable, be released and utilized in accordance with the Plan.

(c) At the Closing, issuance of the Unsubscribed Shares will be made by the Reorganized Company to each Commitment Party (or to its designee in accordance with Section 2.7(a)) against payment of the aggregate Per Share Purchase Price for the Unsubscribed Shares purchased by such Commitment Party, in satisfaction of such Commitment Party’s Backstop Commitment. Unless a Commitment Party requests delivery of a physical stock certificate, the entry of any Unsubscribed Shares to be delivered pursuant to this Section 2.6(c) into the account of a Commitment Party pursuant to the Reorganized Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares shall be deemed delivery of such Unsubscribed Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company or the Reorganized Company, as applicable.

Section 2.7 Designation and Assignment Rights.

(a) Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Rights Offering Shares and Unsubscribed Shares that it is obligated to purchase hereunder be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Rights Offering Shares and Unsubscribed Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain representations by such Related Purchaser as to the matters set forth in Section 5.6 through Section 5.9 as if such Related Purchaser was a Commitment Party; provided, that no such designation pursuant to this Section 2.7(a) shall relieve such Commitment Party from its obligations under this Agreement or the Plan Support Agreement. In addition, the Requisite Members of the Noteholder Steering Committee in consultation with the other members of the Noteholder Steering Committee may agree in writing to reallocate a portion of the rights to purchase Rights Offering Shares and Unsubscribed Shares, or the economics relating thereto, committed to be purchased by the Initial Commitment Parties (provided that no individual member of the Noteholder Steering Committee may be disproportionately affected), up until the commencement of the hearing on the PPA and BCA Approval Motion, and any Initial Commitment Party that does not wish to participate in such reallocation may, upon written notice to such Requisite Members of the Noteholder Steering Committee, cease to be an Initial Commitment Party and an Initial Private Placement Party under the Private Placement

Agreement. Such withdrawing Initial Commitment Party thereafter will have no rights or obligations as an Initial Commitment Party under this Agreement or as an Initial Private Placement Party under the Private Placement Agreement. Following such a withdrawal, each of the non-withdrawing Initial Commitment Parties shall have the obligation, within three (3) Business Days after receipt of written notice from such withdrawing Initial Commitment Party, to assume (severally and not jointly) such withdrawing Initial Commitment Party’s obligation to purchase all of the withdrawing Commitment Party’s Backstop Commitment on the terms and conditions set forth in this Agreement based upon the relative applicable Backstop Commitment Percentages of such Initial Commitment Parties (other than any withdrawing Initial Commitment Parties). For the avoidance of doubt, the withdrawal of an Initial Commitment Party pursuant to this Section 2.7(a) shall result in (i) the removal of such Initial Commitment Party from the Noteholder Steering Committee, and (ii) the reallocation of the voting power attributable to the face amount of such withdrawing Initial Commitment Party’s claims as if such claims were assigned or transferred pursuant to Exhibit C hereto and the definition of “Requisite Members of the Noteholder Steering Committee.”

(b) Other than as set forth in this Section 2.7(b), no Commitment Party shall be permitted to Transfer all or any portion of its Backstop Commitment or any of the Backstop Commitment Premium, Backstop Ticking Premium or Breakup Payments or any other amounts or consideration payable (collectively, “Consideration”), even if the Company consents to such Transfer. Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment and/or its Consideration to (i) an Affiliated Fund of the transferring Commitment Party or (ii) one or more special purpose vehicles that are wholly owned by one or more of such Commitment Parties and its Affiliated Funds, created for the purpose of holding such Backstop Commitment or holding debt or equity of the Debtors (each of the Persons referred to in clauses (i) and (ii), an “Ultimate Purchaser”); provided, that such transfer shall not relieve the Commitment Party from its obligations under this Agreement. For the avoidance of doubt, Claims held by Commitment Parties are transferable only in accordance with the Plan Support Agreement; provided, that such transfer shall not relieve the Commitment Party from its obligations under this Agreement. Any party which purchases Claims from any Noteholder Co-Proponent, or otherwise is the transferee in respect of any Claims transferred by any Noteholder Co-Proponent, may not, in respect of such purchased or otherwise transferred Claims, become a Phase Two Commitment Party, a Phase Two Private Placement Party, an Additional Commitment Party or Additional Private Placement Party in respect of such Claims.

(c) After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of the Common Shares or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws.

(d) If a Commitment Party does not wish to purchase some or all of the number of Unsubscribed Shares which it is required to purchase pursuant to its Backstop Commitment in Section 2.2, one or more of the Initial Commitment Parties may, in their sole discretion, agree to purchase from the Company (and the Company shall sell to such Initial Commitment Parties) the applicable Unsubscribed Shares, for the Per Share Purchase Price.

ARTICLE III

BACKSTOP PREMIUMS, EXPENSE REIMBURSEMENT AND WARRANTS

Section 3.1 Applicable Premiums.

(a) Backstop Commitment Premium. Subject to Section 3.2, in consideration for the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, the Company shall pay or cause to be paid to the Commitment Parties a nonrefundable aggregate premium equal to $60,000,000, which represents 8.0% of the Rights Offering Amount (the “Backstop Commitment Premium”). The Backstop Commitment Premium shall be payable according to the following: (i) 22.5% of the Backstop Commitment Premium to the Initial Commitment Parties or their designees on a pro rata basis based upon the Initial Commitment Parties’ Backstop Commitment Percentage as set forth on the Initial Backstop Commitment Schedule; (ii) 57.5% of the Backstop Commitment Premium to the Initial Commitment Parties, or their designees, and the Phase Two Commitment Parties, or their designees, (a) with respect to the Initial Commitment Parties, or their designees, each Initial Commitment Party’s Backstop Commitment Percentage, or (b) with respect to the Phase Two Commitment Parties, or their designees, each Phase Two Commitment Party’s Backstop Commitment Percentage; and (iii) 20% of the Backstop Commitment Premium to all Commitment Parties or their designees that have executed this Agreement or a Joinder Agreement at any time prior to the date occurring fifteen (15) Business Days after the filing of the PPA and BCA Approval Motion, based on their respective Backstop Commitment Percentages as of the Effective Date.

(b) Backstop Ticking Premium. Subject to Section 3.2, in consideration for the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, the Company shall pay or cause to be paid a monthly fee equal to $18,750,000, which represents 2.5% of the Rights Offering Amount, payable beginning on April 3, 2017 and ending on the Closing Date (with proration for partial months) (the “Backstop Ticking Premium,” and together with the Backstop Commitment Premium, the “Backstop Premiums”). The Backstop Ticking Premium shall be payable to the Commitment Parties (including any Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees based upon their respective Backstop Commitment Percentages as of the Effective Date.

(c) The provisions for the payment of the Backstop Premiums, the Breakup Payments, the Expense Reimbursement, the Backstop Penny Warrants, and the indemnification obligations provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 3.2 Payment of Backstop Commitment Premium and the Backstop Ticking Premium. The Backstop Commitment Premium shall be fully earned, nonrefundable and non-avoidable upon entry by the Bankruptcy Court of the PPA and BCA Approval Order and any Backstop Ticking Premium shall be fully earned, nonrefundable and non-avoidable as accrued through the Effective Date, and each shall be paid promptly on the later to occur of the Closing Date and the Effective Date by the Company to the Commitment

Parties in Common Shares at Plan Equity Value as of the Effective Date, free and clear of any withholding or deduction for any applicable Taxes (except for any Taxes arising as a result of a Commitment Party’s failure to provide a Tax Form in accordance with Section 10.16 establishing a complete exemption from withholding).

Section 3.3 Expense Reimbursement.

(a) In accordance with and subject to entry by the Bankruptcy Court of the PPA and BCA Approval Order and subject to the receipt of documentation reasonably acceptable to the Debtors, the Debtors will pay all reasonably incurred and documented out-of-pocket fees and expenses incurred in connection with the Chapter 11 Cases after April 13, 2016 of all of the attorneys, accountants, other professionals, advisors, and consultants incurred on behalf of the Noteholder Co-Proponents (including any fees incurred on behalf of any noteholders through the applicable indenture trustee), including, but not limited to, the fees and expenses of Kirkland & Ellis LLP, Kramer Levin Naftalis & Frankel LLP, Doster, Ullom & Boyle, LLC, Skadden, Arps, Slate, Meagher & Flom LLP, Stinson Leonard Street LLP, Houlihan Lokey, Inc., and Moelis & Company (such payment obligations, the “Expense Reimbursement”), in each case whether or not the Restructuring is ultimately consummated. The payment of the fees set forth in this section shall (i) be approved upon entry by the Bankruptcy Court of the PPA and BCA Approval Order; and (ii) prior to the time paid, be granted administrative expense priority against each Debtor on a joint and several basis.

(b) Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment under this Section 3.3 shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court. The Expense Reimbursement accrued through the date on which the PPA and BCA Approval Order is entered shall be paid as promptly as reasonably practicable after the PPA and BCA Approval Order is entered. Thereafter, the Expense Reimbursement shall be payable by the Debtors within two weeks following their receipt of invoices. If this Agreement and the Private Placement Agreement are terminated for any reason in accordance with their terms, the Debtors will promptly pay any accrued and outstanding amounts but will not be obligated to pay the Expense Reimbursement in respect of any fees incurred after the date of such termination.

(c) Notwithstanding anything to the contrary in this Section 3.3, in no event shall the Debtors have any obligation to make any payment on account of the Expense Reimbursement if (i) the Plan Support Agreement Termination Condition occurs prior to the date of entry of the PPA and BCA Approval Order by the Bankruptcy Court or (ii) the PPA and BCA Approval Order is not entered by the Bankruptcy Court. For the avoidance of doubt, nothing herein shall modify or terminate the Debtors’ obligations to pay certain fees and expenses in accordance with the Final Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) [Docket No. 544] (the “Final DIP Order”).

Section 3.4 Warrants.

On the Effective Date, the Debtors will issue the Penny Warrants (the “Backstop Penny Warrants”) exercisable for two and one half percent (2.5%) of the Fully Diluted Common Shares as of the Effective Date. Such Backstop Penny Warrants shall be distributed among the Initial Commitment Parties based upon each Initial Commitment Party’s Backstop Commitment Percentage as set forth on the Initial Backstop Commitment Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed with the SEC and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof, the Company, on behalf of itself and each of the other Debtors, jointly and severally, hereby represents and warrants to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification. Each of the Debtors (a) is organized and validly existing corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, in each case except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Corporate Power and Authority.

(a) The Company has the requisite corporate power and authority (i) subject to entry of the PPA and BCA Approval Order, to enter into, execute and deliver this Agreement and to perform its obligations under Section 9.5(b) hereunder, subject to the terms and conditions set forth in this Agreement and (ii) subject to entry of the PPA and BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, to perform the PPA and BCA Approval Obligations and to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure Statement, the Plan Support Agreement and such other agreements and any Plan supplements or documents referred to herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b) Each of the other Debtors has the requisite power and authority (corporate or otherwise) subject to entry of the PPA and BCA Approval Order, the Disclosure Statement Order and the Confirmation Order, to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the PPA and BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Notwithstanding the foregoing, the Company makes no express or implied representations or warranties, on behalf of itself or the other Debtors, with respect to actions (including in the foregoing) to be undertaken by the Reorganized Company, which such actions shall be governed by the Plan.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the PPA and BCA Approval Order, this Agreement will have been, and subject to the entry of the PPA and BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Upon entry of the PPA and BCA Approval Order and assuming due and valid execution and delivery hereof by the Commitment Parties, the PPA and BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity. Upon entry of the PPA and BCA Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4 Authorized and Issued Equity Interests. Except as set forth in this Agreement and in connection with the Private Placement and the Private Placement Agreement, and as contemplated by the Plan, as of the Closing Date, none of the Debtors will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the Debtors to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors, (ii) obligates any of the Debtors to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of, or other equity interests in, any of the Debtors or (iv) relates to the voting of any units or other equity interests in any of the Debtors. For the avoidance of doubt, on the Effective Date the Reorganized Debtors shall only issue capital stock or other equity interests as expressly and specifically authorized pursuant to the Plan and any additional issuances of capital stock or other equity interests is subject to the consent and approval of the Requisite Consenting Noteholders.

Section 4.5 No Conflict. Assuming the consents described in clauses (a) through (g) of Section 4.6 are obtained, the execution and delivery by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Debtor will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Debtors’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to any Debtor or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the other Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the PPA and BCA Approval Order authorizing the Company to enter into this Agreement and perform the PPA and BCA Approval Obligations, (b) entry of the Disclosure Statement Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time; (d) the entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Subscription Rights, the issuance of Common Shares as payment of the Backstop Commitment Premium and the Backstop Ticking Premium, and (g) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Company SEC Documents and Disclosure Statement. Since December 31, 2015, the Company has filed all required Company SEC Documents with the SEC. No Company SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will contain “adequate information,” as such term is defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 4.8 Absence of Certain Changes. Since December 31, 2015 to the date of this Agreement, no event has occurred or, to the Knowledge of the Company, exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.9 No Violation; Compliance with Laws. (i) The Company is not in violation of its articles of incorporation, as amended, or bylaws, and (ii) no other Debtor is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect. To the Knowledge of the Company, none of the Debtors is or has been at any time since January 1, 2016 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested matters commenced in connection therewith or any matters referenced in any proof of claim filed therein, or matters for which a proof of Claim must be filed to receive a distribution in the Chapter 11 Cases, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which any of the Debtors is a party or to which any property of any of the Debtors is the subject, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the Knowledge of the Company, threatened against any of the Debtors; (b) the hours worked and payments made to employees of any of the Debtors have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from any of the Debtors or for which any claim may be made against any of the Debtors on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any of the Debtors to the extent required by GAAP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any of the Debtors (or any predecessor) is a party or by which any of the Debtors (or any predecessor) is bound.

Section 4.12 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Debtors owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, none of the Debtors nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened.

Section 4.13 Title to Real and Personal Property.

(a) Real Property. Each of the Debtors has good and defensible title to its respective Real Properties, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the enforceability of such leased Real Properties may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditor’s rights generally or general principles of equity, including the Chapter 11 Cases. To the Knowledge of the Company, all such properties and assets are free and clear of Liens, except for Permitted Liens and except for such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Leased Real Property. Each of the Debtors is in compliance with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Debtors has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Debtors enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among any of the Debtors, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of the Company, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described, except for the transactions contemplated by this Agreement. Any Contract existing as of the date hereof between or among the Company, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended December 31, 2015 or any other Company SEC Document filed since March 16, 2016 to the date hereof.

Section 4.15 Licenses and Permits. The Debtors possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Debtors (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16 Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, Order, complaint or penalty has been received by any of the Debtors, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Debtors, (b) each Debtor has received (including timely application for renewal of the same), and maintained in full force and effect, all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable Environmental Laws and is, and since January 1, 2016, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (c) to the Knowledge of the Company, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any of the Debtors that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, (d) no Hazardous Material has been Released, generated, owned, treated, stored or handled by any of the Debtors, and no Hazardous Material has been transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, and (e) there are no agreements in which any of the Debtors has expressly assumed responsibility for any known obligation of any other Person arising under or relating to Environmental Laws that remains unresolved other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, which has not been made available to the Commitment Parties prior to the date hereof. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.16 constitute the sole and exclusive representations and warranties in this Agreement with respect to any environmental, health or safety matters, including any arising under or relating to Environmental Laws or Hazardous Materials.

Section 4.17 Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Debtors has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Debtors (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Debtors only, except to the extent the non-payment thereof is permitted or required by the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would reasonably be expected to be material to the Debtors taken as a whole; and

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, with respect to the Debtors, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments that would be material to the Debtors taken as a whole, (i) no claims have been asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

Section 4.18 Employee Benefit Plans.

(a) Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan, if any, is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of the Debtors has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject any of the Debtors to Tax; and (v) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by any of the Debtors provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(c) Within the last six years, no Company Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all compensation and benefit arrangements of the Debtors comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, and none of the Debtors has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all liabilities (including all employer contributions and payments required to have been made by any of the Debtors) under or with respect to any compensation or benefit arrangement of any of the Debtors have been properly accounted for in the Company’s financial statements in accordance with GAAP.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of each of the Debtors are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Debtors have not and are not engaged in any unfair labor practice.

Section 4.19 Internal Control Over Financial Reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company, there are no material weaknesses in the Company’s internal control over financial reporting as of the date hereof.

Section 4.20 Disclosure Controls and Procedures. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.21 Material Contracts. Other than as a result of the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Debtor party thereto and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Debtors (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing and pendency of the Chapter 11 Cases, none of the Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.22 No Unlawful Payments. To the Knowledge of the Company, since January 1, 2016, none of the Debtors nor any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the Debtors for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.23 Compliance with Money Laundering Laws. To the Knowledge of the Company, the operations of the Debtors are and, since January 1, 2016 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions

Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Debtors operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.24 Compliance with Sanctions Laws. To the Knowledge of the Company, none of the Debtors nor any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any other Debtor, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.25 No Broker’s Fees. Except for amounts that may be paid or payable to Lazard Frères & Co. LLC in connection with the Restructuring, none of the Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering, the sale of the Unsubscribed Shares or the payment of the Backstop Commitment Premium or the Backstop Ticking Premium.

Section 4.26 Investment Company Act. None of the Debtors is, or immediately after giving effect to the consummation of the Restructuring will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that none of the Debtors comes within the basic definition of ‘investment company’ under section 3(a)(1) of the Investment Company Act.

Section 4.27 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Debtors have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses; (ii) all premiums due and payable in respect of insurance policies maintained by the Debtors have been paid; (iii) the Company reasonably believes that the insurance maintained by or on behalf of the Debtors is adequate in all respects; and (iv) as of the date hereof, to the Knowledge of the Company, none of the Debtors has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Debtors of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.28 Alternative Transactions. As of the date hereof, the Company is not pursuing, or in discussions or negotiations regarding, any solicitation, offer, or proposal from any Person concerning any actual or proposed Alternative Transaction and, as applicable, has terminated any existing discussions or negotiations regarding any actual or proposed Alternative Transaction.

Section 4.29 Issuance; Valid Offering. The capital stock to be issued pursuant to the Plan, including the Common Shares to be issued in connection with the consummation of the Rights Offering and pursuant to the terms of this Agreement, including in connection with the Backstop Commitment Premium, the Backstop Ticking Premium or the Breakup Payments, will, when issued and delivered on the Closing Date and any time thereafter, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such Common Shares will be free and clear of all Taxes (except for any Taxes arising as a result of a Commitment Party’s failure to provide a Tax Form in accordance with Section 10.16 establishing a complete exemption from withholding), Liens (other than transfer restrictions imposed hereunder or by applicable Law), preemptive rights, subscription and similar rights, other than any rights set forth in the Plan, the Plan Supplement, the Reorganized Company Organizational Documents or Transaction Agreements. Assuming the accuracy of the representations and warranties of the Private Placement Parties set forth in Article V, it is not necessary in connection with the issuance and sale of such Common Shares to the Commitment Parties in the manner contemplated by this Agreement and the Disclosure Statement to register such Common Shares under the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party, severally and not jointly, represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Organization. Such Commitment Party is a legal entity organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Organizational Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) upon entry of the PPA and BCA Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the Rights Offering Shares) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6 No Registration. Such Commitment Party understands that (a) the Unsubscribed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7 Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares. Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either expressed or implied, by or on behalf of any of the Debtors.

Section 5.9 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares or the payment of the Backstop Commitment Premium or the Backstop Ticking Premium.

Section 5.10 Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and fund such Commitment Party’s Backstop Commitment.

Section 5.11 Execution of PSA. Solely with respect to any Additional Commitment Party, such Additional Commitment Party has, concurrently with its execution of the Joinder Agreement, executed a joinder agreement to the Plan Support Agreement.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Approval of the Commitment Parties.

(a) Approval of the Requisite Members of the Noteholder Steering Committee. Each substantive document in connection with the Restructuring (excluding documents related to the Bonding Solution), including without limitation the following, shall be subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee:

(i) the Disclosure Statement, the Disclosure Statement Motion and the Disclosure Statement Order;

(ii) the Plan and any exhibits, supplements, appendices and other attachments thereto;

(iii) the credit agreement and/or indenture for any Exit Facility (if applicable);

(iv) the credit agreement for the Replacement Secured First Lien Term Loan (if applicable), provided that the Replacement Secured First Lien Term Loan shall be consistent with the terms set forth in the Restructuring Term Sheet;

(v) the Reorganized Company Organizational Documents;

(vi) the certificate of designation of Series A convertible preferred stock for the Preferred Equity;

(vii) all documents relating to the Rights Offering and the Private Placement;

(viii) the indenture for the New Second Lien Notes and related documentation (including, without limitation, the security and guaranty documentation and any intercreditor agreements) (if applicable) shall be consistent with the terms set forth on Exhibit 2 to the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to the Require Members of the Noteholder Steering Committee;

(ix) the Confirmation Order; and

(x) the PPA and BCA Approval Motion.

(b) Approval of the Noteholder Co-Proponents. Each of the following material documents in connection with the Restructuring shall be in form and substance satisfactory to each of the Noteholder Co-Proponents:

(i) this Agreement;

(ii) the Private Placement Agreement;

(iii) the Plan Support Agreement;

(iv) the Restructuring Term Sheet; and

(v) the Orders relating to items (b)(i) through (b)(iii) of the above.

(c) Amendment of Documents Subject to Approval. The Plan and any exhibits, supplements, appendices, or other documents related thereto may not be modified in any way that adversely affects the distributions, recovery, treatment, classification, or other rights or entitlements of the Noteholder Steering Committee (either as a group or individually) without the consent of the Requisite Members of the Noteholder Steering Committee (or the affected Noteholder Co-Proponent, as applicable).

Section 6.2 Conduct of Business.

Prior to and through the Effective Date, except as set forth in this Agreement, the Private Placement Agreement or the Plan, or with the written consent of the Requisite Consenting Noteholders, the Company (a) shall, and shall cause its Subsidiaries to, carry on their businesses in the ordinary course of business (considering the impact of the Chapter 11 Cases) and, except as currently subject to litigation, use their commercially reasonable efforts to preserve intact their current material business organizations, and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its subsidiaries and make any required filing with the SEC within the time periods required under the Exchange Act and (b) shall not, and shall not permit its subsidiaries to, enter into any transactions which are material to the Company, other than transactions in the ordinary course of business that are consistent with prior business practices or in accordance with (i) with its business plan dated November 2016, (ii) the parameters described in this Agreement, the Private Placement Agreement or (iii) the Plan.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and will require the prior written consent of the Requisite Members of the Noteholder Steering Committee (unless otherwise contemplated by this Agreement, the Private Placement Agreement or the Plan): (w) except as currently subject to litigation, any amendment, modification, termination, waiver, supplement, restatement or other change to any Material Contract or any assumption of any Material Contract, (x) any (i) termination by the Debtors without cause or (ii) reduction in title or responsibilities, in each case, of the individuals who are, as of the date of this Agreement, the Chief Executive Officer or the Chief Financial Officer of the Company, (y) the adoption or amendment of any management incentive or equity plan by any of the Debtors, except for as provided in the Plan or (z) any sale, abandonment, or disposition of any assets other than (i) the sale of Metropolitan Collieries Pty Ltd, Peabody (Burton Coal) Pty Ltd or Debtors’ interests in Dominion Terminal Associates, LLC or (ii) any ordinary course land sales made upon reasonable prior notice to the Noteholder Co-Proponents and in accordance with the Company’s business plan dated November 2016; provided, however, that such ordinary course land sales shall not exceed $5,000,000 individually or $20,000,000 in the aggregate. Following a request by the Debtors for consent with respect to any operational matter that requires the consent of the Requisite Members of the Noteholder Steering Committee pursuant to this Section 6.2 section, if the consent of such parties is not obtained or declined within three (3) Business Days following the date such request is made in writing and delivered to each of the Noteholder Co-Proponents (which notice will be deemed delivered if given in writing to Kirkland & Ellis LLP, Kramer Levin Naftalis & Frankel LLP, and Skadden, Arps, Slate, Meagher & Flom LLP), such consent shall be deemed to have been granted by the Requisite Members of the Noteholder Steering Committee, as applicable. If such consent is not given or deemed to be given, the Debtors shall be permitted to seek approval from the Bankruptcy Court to take such actions, and seeking such approval shall not be a breach of this Section 6.2; provided, that in such event the Noteholder Co-Proponents shall have a termination right under the Plan Support Agreement pursuant to the terms thereof. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Debtors. Prior to the Closing Date, the Debtors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Debtors.

Section 6.3 Material Claim Settlements. The Requisite Members of the Noteholder Steering Committee shall have reasonable approval rights over the settlement of any material Claim, including but not limited to, any such settlement related to the MEPP Claim (whether in the Chapter 11 Cases by the Bankruptcy Court or through arbitration of the MEPP Claim) above the amounts held in reserve by the Debtors for such MEPP Claim.

Section 6.4 Access to Information; Confidentiality.

(a) Subject to applicable Law and Section 6.4(b), upon reasonable notice during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (“Pre-Closing Period”), the Debtors shall afford the Commitment Parties and their Representatives (for the purposes of this Section 6.4(a) only, Representatives shall not include limited partners) upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Debtors’ business or operations, to the Debtors’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Debtors shall furnish promptly to such parties all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Debtors or (iii) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to Section 6.4(a) (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.4(b) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.4(b), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than any of the Debtors or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. The provisions of this Section 6.4(b) shall not apply to any Initial Commitment Party that, as of the date hereof, is party to a confidentiality or non-disclosure agreement with the Debtors, for so long as such agreement remains in full force and effect.

Section 6.5 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement, each Party shall use (and the Company shall cause the other Debtors and their Representatives to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including, but not limited to, using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the PPA and BCA Approval Order, the Disclosure Statement Order or the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Reorganized Company Organizational Documents, Transaction Agreements, the Registration Rights Agreement and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Subject to Laws or applicable rules relating to the exchange of information, and in accordance with the Plan Support Agreement, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c) Nothing contained in this Section 6.5 shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Plan Support Agreement.

Section 6.6 Registration Rights Agreement; Reorganized Company Organizational Documents.

(a) The Plan will provide that from and after the Effective Date each Commitment Party, and any other holder of Claims receiving at least ten percent (10%) or more of the Common Shares on a fully-converted basis issued under the Plan and/or the Rights Offering or that cannot sell its Common Shares under Rule 144 of the Securities Act without volume or manner of sale restrictions, shall be entitled to registration rights with respect to their Common Shares that are customary for a transaction of this nature, pursuant to a registration rights agreement to be entered into as of the Effective Date, which agreement shall be in form and substance consistent with the terms set forth in the Restructuring Term Sheet and otherwise reasonably acceptable to the Requisite Consenting Noteholders and the Company (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto. The Registration Rights Agreement will provide:

(i) that the Company will (A) file a registration statement on Form S-1 (or other appropriate form) (the “Initial Resale Registration Statement”) no later than 30 days following the Effective Date (the “Filing Deadline”) covering all registrable securities that the holders thereof request to have included therein, (B) use its reasonable best efforts to have the Initial Resale Registration Statement declared effective by the SEC no later than (1) in the case of a “no review”, the 15th day following the Filing Deadline; (2) in the case of a “limited review”, the 45th day following the Filing Deadline, and (3) in the case of a “review,” the 75th day following the Filing Deadline (each such date, as applicable, the “Registration Deadline”) and (C) use its reasonable best efforts to keep such registration statement continuously effective (including filing any necessary post-effective amendment and/or subsequent registration statements) for a period of three years (or such shorter period if all registrable securities have been disposed by the holder thereof or are no longer registrable securities); and

(ii) for partial liquidated damages of $75,000 per day in the event that (A) the Initial Resale Registration Statement is not filed on or prior to the Filing Deadline, (B) the Initial Resale Registration Statement is not declared effective by the SEC on or prior to the applicable Registration Deadline or (C) holders are not permitted to use the prospectus included in the Initial Resale Registration Statement to resell the securities for fifteen (15) or more consecutive days, or more than an aggregate of thirty (30) days (which need not be consecutive calendar dates), in any 12-month period. Notwithstanding the foregoing, the aggregate amount of such liquidated damages payable by the Company under the Registration Rights Agreement shall not exceed $10,000,000.

(b) The Plan will provide that on the Effective Date, the Reorganized Company Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of the Reorganized Company Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(c) The Company shall further agree that in any case in which the Company asserts that any Commitment Party (including their Affiliates who hold Common Shares, Preferred Equity or Penny Warrants), or any affiliate of any such person to whom such person has transferred shares or other securities, may sell its shares (no matter the manner herein described under which such shares were acquired) under Rule 144 under the Securities Act without volume or manner of sale restrictions, the Company and its legal counsel shall upon request, and following receipt of all required certifications of such parties or Affiliates thereof reasonably requested by the Company or its legal counsel, promptly provide, at the Company’s sole expense, such transfer instructions (including instructions regarding the removal of restrictive legends) and legal opinions (on which such seller may rely), and shall undertake, also at the Company’s sole expense, such other actions, as shall be reasonably requested to permit or facilitate such sale under Rule 144 under the Securities Act.

Section 6.7 Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Unsubscribed Shares to the Commitment Parties pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date. The Reorganized Company shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company or the Reorganized Company, as applicable, shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.7.

Section 6.8 DTC Eligibility. Unless otherwise requested by the Requisite Members of the Noteholder Steering Committee, the Reorganized Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. “Unlegended Shares” means any Common Shares acquired by the Commitment Parties and their respective Affiliates (including any Related Purchaser or Ultimate Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all shares issued to the Commitment Parties and their respective Affiliates in connection with the Rights Offering, that do not require, or are no longer subject to, the Legend.

Section 6.9 Use of Proceeds. The Reorganized Company will utilize the proceeds from the exercise of the Subscription Rights, the sale of the Unsubscribed Shares, the sale of Private Placement Shares and the Exit Facility for the purposes described in the Disclosure Statement.

Section 6.10 Securities Legend. Each certificate evidencing securities issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such securities, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such securities are uncertificated, such securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Reorganized Company or agent and the term “Legend” shall include such restrictive notation. The Reorganized Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the securities register or other appropriate Reorganized Company records, in the case of uncertified securities), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such securities may be sold under Rule 144 of the Securities Act. The Reorganized Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.11 Antitrust Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the date hereof) and (ii) promptly furnishing any documents or information reasonably requested by any Antitrust Authority.

(b) The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Consenting Noteholders and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.11 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.11 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.12 Alternative Transactions. Until the Closing Date or the date on which this Agreement shall have terminated, the Company and the other Debtors shall not seek, solicit, or support any Alternative Transaction, and shall not cause or allow any of their Representatives to solicit any agreements relating to an Alternative Transaction; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries or

Affiliates or any of their respective directors, officers or members, as applicable (each in such person’s capacity as a director, officer or member), to take any action, or refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law, or shall limit the Debtors from considering any Alternative Transaction brought to them consistent with their fiduciary duties; provided, further, that the Debtors shall provide the Noteholder Co-Proponents (subject to mutually agreed terms of confidentiality) and their counsel with a copy of and/or any details regarding such proposal within three (3) days of receiving such proposal; provided, further, the Breakup Payments and Expense Reimbursement shall be payable upon exercise by the Debtors of the fiduciary out contained in this Section 6.12 in accordance with the terms of this Agreement. For the avoidance of doubt, nothing herein shall limit the Requisite Members of the Noteholder Steering Committee’s right to terminate this Agreement pursuant to Section 9.2.

Section 6.13 Reclamation Bonding. The Debtors shall promptly finalize a solution for all of their continuing self-bonded reclamation obligations with Wyoming, New Mexico, Illinois and Indiana (the “Bonding Solution”). The Debtors shall provide updates every two weeks to the Initial Commitment Parties’ professionals regarding their efforts to achieve the Bonding Solution.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) Cash on Hand. The Company Group must have at least $600 million in cash on hand on the Effective Date;

(b) Outstanding Funded Debt. The Reorganized Debtors must have no more than $1.95 billion of outstanding funded debt on the Effective Date (excluding any capital lease obligations, borrowings under any ABL Facilities (as defined in the Restructuring Term Sheet), and, to the extent the Effective Date occurs after April 3, 2017, any Incremental Additional First Lien Debt, Incremental New Second Lien Notes or additional amounts under the Exit Facility to finance any cash consideration on account of Incremental Second Lien Notes Claims); provided that, except in the event of a First Lien Full Cash Recovery, no more than $1.5 billion of such outstanding funded debt may be first lien debt;

(c) MEPP Claim. The MEPP Claim shall be resolved in a manner satisfactory to the Debtors, subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee and the Requisite First Lien Lender Co-Proponents if for an amount above the amounts held in reserve by the Debtors for such claim;

(d) Effectiveness of Plan Support Agreement. The Plan Support Agreement must remain in effect through the Effective Date;

(e) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance reasonably satisfactory to the Requisite Members of the Noteholder Steering Committee, and such Order shall be a Final Order;

(f) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Requisite Members of the Noteholder Steering Committee, and such Order shall be a Final Order;

(g) Plan. The Company and all of the other Debtors shall have substantially complied with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company, the Reorganized Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan;

(h) PPA and BCA Approval Order. The Bankruptcy Court shall have entered the PPA and BCA Approval Order in form and substance satisfactory to the Requisite Members of the Noteholder Steering Committee;

(i) Rights Offering. The Rights Offering shall have been conducted in accordance with the PPA and BCA Approval Order and this Agreement in all material respects;

(j) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order;

(k) Registration Rights Agreement; Reorganized Company Organizational Documents.

(i) The Registration Rights Agreement shall have been executed and delivered by the Reorganized Company, shall otherwise have become effective with respect to the Commitment Parties and the other parties thereto, and shall be in full force and effect;

(ii) The Reorganized Company Organizational Documents shall have been duly approved and adopted and shall be in full force and effect;

(l) Expense Reimbursement. The Debtors shall have paid all Expense Reimbursements accrued through the Closing Date pursuant to Section 3.3;

(m) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all notifications, authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed;

(n) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(o) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Section 4.8 shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(ii) The representations and warranties of the Debtors contained in Section 4.2, Section 4.3, Section 4.4 and Section 4.5 shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date);

(iii) The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect;

(p) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date;

(q) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any event that constitutes, individually or in the aggregate, a Material Adverse Effect;

(r) Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7.1(o), Section 7.1(p), and Section 7.1(q) have been satisfied;

(s) Funding Notice. The Commitment Parties shall have received the Funding Notice;

(t) Exit Facility. The Exit Facility, if it is to be entered into pursuant to the Plan, shall have become effective and shall be subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee;

(u) Disputed Share Reserve. The Debtors shall have filed a motion to establish appropriate claims reserves and related procedures necessary to effectuate the Plan, which motion and Order shall be subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee; provided, however, that the aggregate face amount of disputed Claims permitted to receive Disputed Claims Reserve Shares shall not exceed $300 million without the approval of the Requisite Members of the Noteholder Steering Committee; and

(v) Material Contracts. The assumption or rejection (in each case, pursuant to section 365 of the Bankruptcy Code) and/or amendment of any Material Contracts and the liabilities of the Reorganized Company with respect to such Material Contracts shall, in the aggregate, be reasonably satisfactory to the Requisite Members of the Noteholder Steering Committee.

Section 7.2 Waiver of Conditions. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Consenting Noteholders and if so waived, all Commitment Parties shall be bound by such waiver.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Commitment Parties is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a) PPA and BCA Approval Order. The Bankruptcy Court shall have entered the PPA and BCA Approval Order;

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order;

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order;

(d) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order;

(e) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all notifications, authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed;

(f) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(g) Representations and Warranties.

(i) The representations and warranties of the Commitment Parties contained in this Agreement that are qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date);

(ii) The representations and warranties of the Commitment Parties contained in this Agreement that are not qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date);

(h) Covenants. The Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement;

(i) Exit Facility. The Exit Facility, if it is to be entered into pursuant to the Plan, shall have become effective; and

(j) Funding. Each Commitment Party shall have delivered and paid an amount equal to (i) the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of Unsubscribed Shares plus (ii) the aggregate Per Share Purchase Price for the Rights Offering Shares issuable pursuant to such Commitment Party’s exercise of all of the Subscription Rights issued to it in the Rights Offering in accordance with Section 2.5(b).

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the PPA and BCA Approval Order, the Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an

“Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties) arising out of a claim asserted by a third-party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and its obligations hereunder, including the Backstop Commitment, the Rights Offering, the payment of the Backstop Premiums, the Breakup Payments or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the Reorganized Company, the Company Group, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company and the Reorganized Company pursuant to the issuance and sale of the Unsubscribed Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Backstop Premiums and the Breakup Payments paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. The obligations of the Company and the Reorganized Company under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company and the Reorganized Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Requisite Consenting Noteholders.

Section 9.2 Termination by the Requisite Members of the Noteholder Steering Committee. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Requisite Members of the Noteholder Steering Committee upon two (2) Business Days written notice to the Company upon the occurrence of any of the following events:

(a) any Debtor accepts or supports an Alternative Transaction, including but not limited to filing with the Bankruptcy Court, or publicly announcing that it will file with the Bankruptcy Court, any plan of reorganization or liquidation other than the Plan;

(b) the appointment in the Chapter 11 Cases of a trustee or receiver, the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases by order of the Bankruptcy Court, provided, however, that the occurrence of any of the foregoing as to the Gold Fields Debtors (as defined in the Plan) shall not cause a Termination Event;

(c) the failure of the Debtors to have filed (i) the Plan, (ii) the Disclosure Statement, (iii) the Disclosure Statement Motion, and (iv) the PPA and BCA Approval Motion by no later than December 22, 2016;

(d) the failure of the Debtors to have filed a motion to approve a commitment letter or an engagement letter with the Lead Arrangers pursuant to which the Lead Arrangers shall have provided commitments for the Exit Facility in a principal amount of not less than $1,500,000,000 or agreed to use commercially reasonable efforts to arrange for commitments for the Exit Facility in a principal amount of not less than $1,500,000,000 by January 11, 2017;

(e) the failure of the Disclosure Statement Order to be entered by the Bankruptcy Court by January 31, 2017;

(f) the failure of the Confirmation Hearing to have commenced by no later than five (5) days after the date scheduled by the Bankruptcy Court in the Disclosure Statement Order for the Confirmation Hearing to occur;

(g) the failure of the Effective Date to have occurred by April 15, 2017;

(h) following the delivery of written notice thereof by a non-breaching Party, the occurrence of a material breach by any of the Parties of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement that is either unable to be cured or is not cured within five (5) Business Days following the delivery of such notice; provided, that a Commitment Party Default is not deemed to be a breach of any obligation under this Agreement for purposes of this Section 9.2(h);

(i) the entry by the Bankruptcy Court of an order (i) terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code or (ii) invalidating, disallowing, subordinating, or limiting the enforceability, priority, or validity of the Claims of any of the Noteholder Co-Proponents;

(j) any Debtor (i) amending, modifying, or filing a pleading with the Bankruptcy Court seeking authority to, or with the effect of, amending or modifying the Plan Documents, in a manner that is inconsistent with this Agreement or the Plan Support Agreement and the exhibits hereto, or which is otherwise in a form or substance not reasonably satisfactory to the Requisite Members of the Noteholder Steering Committee, or (ii) publicly announcing, disclosing, or otherwise publicizing its intention to take any such acts, whether independently or in conjunction with another party;

(k) any Debtor files with the Bankruptcy Court any motion or application seeking authority to use, sell, abandon or otherwise dispose of any assets, except as provided in Section 6.2, without the prior written consent of the Requisite Members of the Noteholder Steering Committee;

(l) either the Disclosure Statement Order or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to the Debtors and the Requisite Members of the Noteholder Steering Committee;

(m) the issuance by any governmental authority, including but not limited to the Bankruptcy Court, any regulatory authority (local, state, federal or otherwise), or any other court of competent jurisdiction (state or federal), of any ruling, order or any other document or official record (i) denying approval of any material term or condition of the Plan, the Plan Documents, or the Restructuring, (ii) enjoining the substantial consummation of the Restructuring, (iii) making illegal or otherwise restricting, preventing, or prohibiting the Restructuring or (iv) otherwise substantially impeding or rendering impossible or impracticable the substantial consummation of the Restructuring; provided, however, that the Debtors shall have five (5) Business Days following the issuance of any such ruling or order to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish compliance with the terms of the Plan Documents, this Agreement and the Plan Support Agreement;

(n) the Debtors deliver a Debtor Fiduciary Notice (as defined in the Plan Support Agreement) to the Creditor Co-Proponents;

(o) the failure to obtain entry of the PPA and BCA Approval Order (including approval of the fees and indemnification obligations set forth herein and therein as allowed administrative expense claims under section 503(b) of the Bankruptcy Code) by January 31, 2017;

(p) the PPA and BCA Approval Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to the Requisite Members of the Noteholder Steering Committee; provided, however, that the Debtors shall have five (5) Business Days following the reversal, stay, dismissal, vacation, reconsideration, modification or amendment to obtain relief that would allow consummation of the Restructuring in a manner that (i) does not prevent or diminish compliance with the terms of the Transaction Agreements, or (ii) is acceptable to the Requisite Members of the Noteholder Steering Committee; or

(q) a decrease of the number of Subscription Rights distributed to holders of Second Lien Notes Claims, Unsecured Senior Notes Claims and General Unsecured Claims in Class 5B for the purpose of allowing the Rights Offering to be exempt from registration under Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code that results in (i) the aggregate purchase price for all Rights Offering Shares offered in the Rights Offering being below $650 million or (ii) the Per Share Purchase Price to be paid in the Rights Offering increasing or decreasing.

Section 9.3 Termination by a Commitment Party

Any Commitment Party shall have the right to terminate upon written notice to the Company if the Plan Effective Date has not occurred by June 14, 2017. Termination by a

Commitment Party in this Section 9.3 shall only terminate this Agreement as to such Commitment Party. The effect of a termination by a Commitment Party pursuant to this Section 9.3 shall be governed by Section 9.5, and such terminating party shall be entitled to all rights and protections thereunder.

Section 9.4 Termination by the Company.

This Agreement may be terminated by the Company upon written notice to each Commitment Party upon the occurrence of any of the following, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of:

(a) occurrence of the Plan Support Agreement Termination Condition; provided, however, the Debtors may waive the Plan Support Agreement Termination Condition in their sole discretion, but may only exercise the Plan Support Agreement Termination Condition (or waive such condition) prior to entry of the PPA and BCA Approval Order, provided, further, however that the timely and valid exercise of the Plan Support Agreement Termination Condition shall relieve the Debtors from any obligation to pay the Breakup Payments or Expense Reimbursement or any other obligations under the Backstop Commitment Agreement or the Private Placement Agreement;

(b) the determination by any of the Company’s boards of directors or members, as applicable, in good faith, based on the advice of its outside counsel, that (i) proceeding with the transactions contemplated by this Agreement or the Plan Support Agreement would be inconsistent with the continued exercise of its fiduciary duties, or (ii) having received a proposal or offer for an Alternative Transaction, that such Alternative Transaction is likely to be more favorable than the Plan and that continued support of the Plan pursuant to this Agreement would be inconsistent with its fiduciary obligations;

(c) the appointment in the Chapter 11 Cases of a trustee or receiver, the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases by order of the Bankruptcy Court, provided, however, that the occurrence of any of the foregoing as to the Gold Field Debtors shall not cause a Termination Event;

(d) following the delivery of written notice thereof by the Debtors, the occurrence of a material breach by any of the Parties of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement that adversely and materially affects the Debtors’ rights under this Agreement and is either unable to be cured or is not cured within five (5) Business Days following the delivery of such notice;

(e) the entry by the Bankruptcy Court of an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code;

(f) either the Disclosure Statement Order or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to the Debtors; or

(g) the issuance by any governmental authority, including but not limited to the Bankruptcy Court, any regulatory authority (local, state, federal or otherwise), or any other court of competent jurisdiction (state or federal), of any ruling, order or any other document or official record (i) denying approval of any material term or condition of the Plan, the Plan Documents, or the Restructuring, (ii) enjoining the substantial consummation of the Restructuring, (iii) making illegal or otherwise restricting, preventing, or prohibiting the Restructuring or (iv) otherwise substantially impeding or rendering impossible or impracticable the substantial consummation of the Restructuring; provided, however, that the Debtors shall have five (5) Business Days following the issuance of any such ruling or order to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish compliance with the terms of the Plan Documents and this Agreement.

Section 9.5 Effect of Termination.

(a) Within three (3) days following the delivery of a termination notice pursuant to Article IX, each of the Debtors and the Requisite Members of the Noteholder Steering Committee may waive, in writing, the occurrence of the Termination Event identified in the termination notice; provided, however, that the Termination Event provided for in Section 9.3 may not be waived. Absent such waiver, this Agreement shall be terminated on the fourth (4th) day following delivery of the termination notice pursuant to Article IX (such date, the “Termination Date”). Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III and to satisfy their indemnification obligations pursuant to Article VIII and to pay the Backstop Commitment Premium and the Backstop Ticking Premium or the Breakup Payments pursuant to Article III and Section 9.5(b), respectively, shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Article VIII, this Section 9.5 and Article X shall survive the termination of this Agreement in accordance with their terms, in each case so long as the PPA and BCA Approval Order has been entered by the Bankruptcy Court prior to such termination and (iii) subject to Section 10.10, nothing in this Section 9.5 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If following entry by the Bankruptcy Court of the PPA and BCA Approval Order, this Agreement is terminated by the Debtors for any reason other than the occurrence of a Plan Support Agreement Termination Condition (to the extent the Debtors terminate prior to the entry of the PPA and BCA Approval Order), a termination fee equal to $60,000,000, which represents 8.0% of the Rights Offering Amount shall be paid in cash to the Commitment Parties (the “Breakup Payments”). The Breakup Payments shall be payable according to the following: (i) 22.5% of the Breakup Payments to the Initial Commitment Parties or their designees in accordance with the Pro Rata Split; (ii) 57.5% of the Breakup Payments to the Initial Commitment Parties, or their designees, and the Phase Two Commitment Parties, or their designees, in accordance with the Pro Rata Split and (iii) 20% of the Breakup Payments to all

Commitment Parties or their designees in accordance with the Pro Rata Split and each Commitment Party’s Backstop Commitment Period. Notwithstanding the the provisions of Article III, if owed, the Breakup Payments shall be payable in lieu of the Backstop Commitment Premium, the Backstop Ticking Premium and the issuance of any Penny Warrants.

(c) The Expense Reimbursement shall be entitled to administrative expense priority, and the Breakup Payments shall be entitled to superpriority administrative expense priority junior to any superpriority claims granted under the Final DIP Order (including any adequate protection claims in respect of holders of First Lien Claims or Second Lien Notes Claims) and any claims to which such superpriority claims are themselves junior (including the Bonding Carve Out (as defined in the Final DIP Order) and the Fee Carve Out (as defined in the Final DIP Order)), subject to the following:

(i) in the event of a First Lien Full Cash Recovery under a plan or consummation of a plan that provides any combination of cash and first lien notes (on terms no less favorable than the terms of the Replacement Secured First Lien Term Loan as set forth on Exhibit 1 to the Restructuring Term Sheet, including no greater amount of first lien notes than would be issued in accordance with Exhibit 1 to the Restructuring Term Sheet) that is equal to the allowed amount of the First Lien Lender Claims, then such fees shall be paid in cash on the Effective Date on such Plan; and

(ii) in the event the conditions set forth in subsection (a) do not occur, then the Breakup Payments and the administrative expense claim on account of such the Breakup Payments shall be payable on the effective date of such plan in second lien notes with a face amount equal to the amount of the fees which are on terms consistent with the terms of the New Second Lien Notes set forth in Exhibit 2 to the Restructuring Term Sheet; provided that, (i) such New Second Lien Notes shall be subordinated to any debt received by Class 1 as a distribution on substantially the same terms as the existing intercreditor agreement governing the First Lien Claims and Second Lien Notes Claims, and (ii) to the extent Class 2 shall receive any New Second Lien Notes, the second lien notes shall be subordinated in a chapter 11 or liquidation to such Class 2 holder’s New Second Lien Notes.

(d) If any of the Private Placement Agreement, the Plan Support Agreement, or this Agreement are terminated pursuant to their respective terms, this Agreement shall be automatically terminated notwithstanding any other provision hereof. For the avoidance of doubt, if following entry by the Bankruptcy Court of the PPA and BCA Order any of the Private Placement Agreement, the Plan Support Agreement, or this Agreement are terminated by the Debtors for any reason, the Debtors shall pay the Breakup Payments pursuant to Section 9.5(b).

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to the Company or any of the other Debtors:

Peabody Energy Corporation

701 Market Street

St. Louis, MO 63101

Fax No. (314) 342-7597

Attention: A. Verona Dorch, Chief Legal Officer

Email: vdorch@peabodyenergy.com

with copies (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Fax No. (216) 579-0212

Attention: Heather Lennox, Esq.

Email: hlennox@jonesday.com

and

Jones Day

77 West Wacker

Chicago, IL 60601

Fax No. (312) 782-8585

Attention: Edward B. Winslow, Esq.

Email: ebwinslow@jonesday.com

and

Armstrong Teasdale LLP

7700 Forsyth Boulevard

Suite 1800

St. Louis, MO 63105

Fax No. (314) 621-5065

Attention: Steven N. Cousins, Esq. and Susan K. Ehlers, Esq.

Email: scousins@armstrongteasdale.com; sehlers@armstrongteasdale.com

(b)	If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature in its signature page to this Agreement.

with a copy (which shall not constitute notice) to:

in respect of certain Ad Hoc Secured Committee Members:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No. (212) 735-2000

Attention: Shana A. Elberg, Esq. and Andrea Nicolas, Esq.

Email: shana.elberg@skadden.com; andrea.nicolas@skadden.com

and

Stinson Leonard Street LLP

7700 Forsyth Boulevard

Suite 1100

St. Louis, MO 63105

Fax No. (314) 863-9388

Attention: John G. Young, Jr., Esq.

Email: john.young@stinson.com

in respect of the South Dakota Investment Council:

Woods, Fuller, Schultz & Smith P.C.

300 South Phillips Ave, Suite 300

Sioux Falls, SD 57104

Attention: Jordan J. Feist, Esq.

Email: jordan.feist@woodsfuller.com

in respect of Aurelius and Elliott:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Fax No. (212) 715-8000

Attention: Kenneth H. Eckstein, Esq., Stephen D. Zide, Esq. and Jeffrey S. Trachtman, Esq.

Email: KEckstein@kramerlevin.com; SZide@kramerlevin.com; JBessonette@kramerlevin.com

and

Doster, Ullom & Boyle, LLC

16090 Swingley Ridge Road

Suite 620

St. Louis, MO 63017

Fax No. (636) 532-1082

Attention: Gregory D. Willard, Esq., John G. Boyle, Esq.

Email: gwillard@dubllc.com; jboyle@dubllc.com

in respect of Discovery:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Fax No. (212) 446-4900

Attention: Stephen E. Hessler, Esq.

Email: shessler@kirkland.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Fax No. (415) 439-1500

Attention: Brian Ford, Esq. and Melissa N. Koss, Esq.

Email: Bford@kirkland.com; Melissa.koss@kirkland.com

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Consenting Noteholders, other than an assignment by a Commitment Party expressly permitted by Section 2.5 or Section 2.7 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Plan Support Agreement (including the Restructuring Term Sheet) will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only upon written consent by the Company and the Requisite Consenting Noteholders, solely as permitted in the Voting/Consent Structure and including, for the avoidance of doubt, the rights of Commitment Parties to dissent and withdraw from this Agreement as set forth therein. Notwithstanding the foregoing, (i) the Backstop Commitment Schedule shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Consenting Noteholders to reflect changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement and (ii) Sections 9.5(a) and 10.17 may be amended, restated, modified or changed only upon written consent of the Company and each of the Initial Commitment Parties. The terms and conditions of this Agreement (other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by Article VII) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Consenting Noteholders only by a written instrument executed by the Requisite Consenting Noteholders solely as permitted in the Voting/Consent Structure. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. Each of the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each of the parties hereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party hereto from pursuing other rights and remedies to the extent available under such agreement, herein, at law or in equity.

Section 10.10 Damages. The rights of the Company, the Reorganized Company and any non-Defaulting Commitment Party to claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits against any Defaulting Commitment Party are expressly preserved; provided, however, that the Initial Commitment Parties shall be subrogated to all rights of the non-Defaulting Commitment Parties that are not Initial Commitment Parties, the Company and the Reorganized Company, including, but not limited to, rights to sue a Defaulting Commitment Party, control of any litigation against or settlement with a Defaulting Commitment Party and rights pertaining to any litigation against or settlement with a Defaulting Commitment Party.

Section 10.11 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.12 shall (a) prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases or (b) require consultation with the Commitment Parties prior to the filing of any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC.

Section 10.13 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.15 Relationship Among Parties.

(a) Notwithstanding anything herein to the contrary, the duties and obligations of the Commitment Parties, on the one hand, and the Debtors, on the other hand, arising under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and the Commitment Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, as amended. Nothing contained herein or in any Definitive Documentation and no action taken by any Commitment Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any parties that the Commitment Parties are in any way acting in concert or as a “group” (or a joint venture, partnership or association), and the Debtors will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement or the Definitive Documentation, and the Debtors acknowledge that none of the Commitment Parties are acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Definitive Documentation. The Debtors acknowledge and each Commitment Party confirms that it has independently participated in the negotiation of the transactions contemplated under this Agreement and the Definitive Documentation with the advice of counsel and advisors.

(b) In connection with any matter requiring consent or a request of the Requisite Consenting Noteholders, the Noteholder Co-Proponents, or the Requisite Members of the Noteholder Steering Committee, as applicable, under this Agreement, there is no requirement or obligation that such holders agree among themselves to take such action and no agreement among such holders with respect to any such action. In connection with any matter that may be requested by the Requisite Consenting Noteholders, the Noteholder Co-Proponents, or the Requisite Members of the Noteholder Steering Committee, as applicable, each such holder may, through its counsel, make such request; provided, that the Company will only be required to take such action if it receives the request of the Requisite Consenting Noteholders, the Noteholder Co-Proponents, or the Requisite Members of the Noteholder Steering Committee, as applicable, as the case may be. In connection with any matter requiring consent of the Requisite Consenting

Noteholders, the Noteholder Co-Proponents, or the Requisite Members of the Noteholder Steering Committee, as applicable, hereunder, the Company will solicit consent independently from each such holder or its respective counsel; provided, that such consent shall only be granted if the approval of the Requisite Consenting Noteholders, the Noteholder Co-Proponents, or the Requisite Members of the Noteholder Steering Committee, as applicable, is obtained.

(c) It is understood and agreed that none of the Commitment Parties has any duty of trust or confidence in any form with any other Commitment Party, the Debtors, or any of the Debtors’ creditors or other stakeholders and, except as expressly provided in this Agreement, there are no agreements, commitments or undertakings by, among or between any of them with respect to the subject matter hereof. For the avoidance of doubt, the foregoing sentence does not include any fiduciary obligations owed by any party to the Plan Support Agreement that has been appointed an officer of any Debtor.

Section 10.16 Tax Forms. If the Company (or its agent) determines in its reasonable discretion that it is necessary or appropriate to request Internal Revenue Service tax forms (including but not limited to Form W-9, W-8BEN, W-8BEN-E, W-8ECI, W-8IMY (and attachments thereto), or any successors thereto) (“Tax Forms”) to determine its tax reporting and withholding obligations, if any, the Commitment Parties shall promptly provide, solely to the extent legally entitled to do so, such duly completed Tax Forms to the Company (or its agent), and the Company (or its agent) shall be entitled to rely on such forms in determining its tax reporting and withholding obligations, if any. Notwithstanding anything to the contrary contained in this Agreement, the Debtors (and their agents) shall have the rights to request Tax Forms and withhold as necessary in accordance with Plan Article VI.K and Disclosure Statement Sections IX.O and XII.

Section 10.17 Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or its subsidiaries or affiliates or any of its or their respective directors, officers or members, as applicable (each in such person’s capacity as a director, officer or member), to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law, subject to the Non-Solicitation Provision set forth in Section 6.02 of the Plan Support Agreement; provided, the Breakup Payments and Expense Reimbursement shall be payable upon exercise by the Debtors of the fiduciary out contained in this Section 10.17 in accordance with the terms of this Agreement. For the avoidance of doubt, nothing herein shall limit the rights of any party or parties set forth in Section 2.7(a), Section 9.2 and Section 9.3.

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

PEABODY ENERGY CORPORATION

By:	/s/ A. Verona Dorch
Name:	A. Verona Dorch
Title:	Executive VP and Chief Legal Officer

[Signature Page to Backstop Commitment Agreement]

BLOCKHOUSE MASTER FUND LP

By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General
Counsel

[Signature Page to Backstop Commitment Agreement]

CONFLUX FUND LP

By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General
Counsel

[Signature Page to Backstop Commitment Agreement]

STEELMILL MASTER FUND LP

By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General Counsel

[Signature Page to Backstop Commitment Agreement]

POINTSTATE FUND LP

By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General Counsel

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN CAPITAL FUND I, L.P BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CCM PENSION-A, L.L.C.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS MANAGING MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CCM PENSION-B, L.L.C.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS Managing MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN DOME DU GOUTER MASTER FUND, LP
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN OPPORTUNITY FUND, L.P
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN CAPITAL SENIOR SECURED, L.P.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN CAPITAL TRADE CLAIMS, L.P
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN ADVANTAGE-B, LP
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS GENERAL PARTNER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN EMERGING MARKETS, L.P
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

CONTRARIAN EM SIF MASTER L.P.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

BOSTON PATRIOT SUMMER ST LLC
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Backstop Commitment Agreement]

PANNING MASTER FUND, LP
BY: PANNING CAPITAL MANAGEMENT, LP
ITS: INVESTMENT MANAGER

By:	/s/ William Kelly
Name: William Kelly
Title: Authorized Signatory

[Signature Page to Backstop Commitment Agreement]

SOUTH DAKOTA INVESTMENT COUNCIL

By:	/s/ Matthew L. Clark
Name: Matthew L. Clark
Title: State Investment Officer

[Signature Page to Backstop Commitment Agreement]

BLUE TURTLE CAPITAL, LLC, a Delaware Limited Liability Company

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:

BLUE TURTLE CAPITAL LIMITED, a Cayman Islands Limited Company

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:

[Signature Page to Backstop Commitment Agreement]

DISCOVERY CAPITAL MANAGEMENT, LLC

By:	/s/ Adam Schreck
Name: Adam Schreck
Title: General Counsel

[Signature Page to Backstop Commitment Agreement]

AURELIUS CAPITAL MASTER, LTD.
By:	Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By:	/s/ Dan Gropper
Name:	Dan Gropper
Title:	Managing Director

[Signature Page to Backstop Commitment Agreement]

ACP MASTER, LTD.
By:	Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By:	/s/ Dan Gropper
Name:	Dan Gropper
Title:	Managing Director

[Signature Page to Backstop Commitment Agreement]

Schedule 1

Initial Backstop Commitment Schedule

[TO BE PROVIDED]

Schedule 2

Backstop Commitment Schedule

[TO BE PROVIDED]

Exhibit A

Rights Offering Procedures

[TO BE PROVIDED]

Exhibit B

Form of Joinder Agreement

JOINDER AGREEMENT

This joinder agreement (the “Joinder Agreement”) to the Backstop Commitment Agreement dated December 22, 2016 (as amended, supplemented or otherwise modified from time to time, the “BCA”), between the Debtors (as defined in the BCA) and the Commitment Parties (as defined in the BCA) is executed and delivered by                      (the “Joining Party”) as of                 , 201     (the “Joinder Date”). Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the BCA.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the BCA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Commitment Party” for all purposes under the BCA.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties of the Commitment Parties set forth in Section 5 of the BCA to the Debtors as of the date of this Joinder Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York without application of any choice of law provisions that would require the application of the laws of another jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the Joinder Date.

JOINING PARTY

[JOINING PARTY], by and on behalf of certain of its and its affiliates’ managed funds and/or accounts

By:
Name:
Title:

Backstop Commitment Holdings:

Holdings of Allowed Second Lien Notes Claims:

Holdings of Allowed Class 5B Claims:

AGREED AND ACCEPTED AS OF THE JOINDER DATE:

PEABODY ENERGY CORPORATION, as Debtor

By:
Name:
Title:

Exhibit C

[To be provided]

Exhibit D

Plan Support Agreement

[TO BE PROVIDED]

Exhibit E

Illustrative Allocation of Common Shares (Fully Diluted)

[To be provided]